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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

         Meridian Healthcare Growth and Income Fund Limited Partnership
                (Name of Registrant as Specified in Its Charter)

                        MACKENZIE PATTERSON FULLER, INC.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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    number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
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                                Amendment No. 1
                                       to
                                   SCHEDULE TO

     The Schedule TO filed as of July 22, 2005 by the above-named bidders is hereby amended as set forth below. Items not amended remain unchanged, and capitalized terms are used as defined in the original Schedule.

                                  TENDER OFFER

     This Tender Offer Statement on Schedule TO relates to the offer (the "Offer") by MP INCOME FUND 12, LLC; MP INCOME FUND 16, LLC; MP INCOME FUND 17, LLC; MP INCOME FUND 18, LLC; MP INCOME FUND 19, LLC; MP INCOME FUND 20, LLC; MPF INCOME FUND 21, LLC; MPF INCOME FUND 22, LLC; MP VALUE FUND 5, LLC; MP VALUE FUND 6, LLC; MP VALUE FUND 7, LLC; MP VALUE FUND 8, LLC; MPF FLAGSHIP FUND 9, LLC; MPF FLAGSHIP FUND 10, LLC; MACKENZIE PATTERSON SPECIAL FUND 4, LLC; MACKENZIE PATTERSON SPECIAL FUND 5, LLC; MACKENZIE PATTERSON SPECIAL FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6-A, LLC; MACKENZIE PATTERSON SPECIAL FUND 7, LLC; MPF SPECIAL FUND 8, LLC; MP FALCON FUND, LLC; MP FALCON GROWTH FUND, LLC; MP FALCON GROWTH FUND 2, LLC; MACKENZIE SPECIFIED INCOME FUND; ACCELERATED HIGH YIELD INCOME FUND I, LTD., L.P.; ACCELERATED HIGH YIELD INCOME FUND II, LTD., L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD., L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD., L.P.; MPF DEWAAY FUND 2, LLC; MPF DEWAAY FUND 3, LLC; MPF DEWAAY FUND 4, LLC; MPF DEWAAY PREMIER FUND, LLC; MPF DEWAAY PREMIER FUND 2, LLC; REAL ESTATE SECURITIES FUND 83; MPF-NY 2005, LLC; MORAGA GOLD, LLC; MPF ACQUISITION CO 3, LLC; MACKENZIE PATTERSON FULLER, INC.; AND EVEREST INVESTORS 12, LLC (collectively the "Purchasers") to purchase up to 1,540,000 Units of limited partnership interest (the "Units") in Meridian Healthcare Growth & Income Fund, L.P. (the "Partnership"), the subject company, at a purchase price equal to $23 per Unit, less the amount of any distributions declared or made with respect to the Units between July 22, 2005 (the "Offer Date") and August 26, 2005 or such other date to which this Offer may be extended (the "Expiration Date"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 22, 2005 (the "Offer to Purchase") and the related Letter of Transmittal.

Item 12. Exhibits.

         (a)(1)   Offer to Purchase dated July 22, 2005*

         (a)(2)   Letter of Transmittal*

         (a)(3)   Form of Letter to Unit holders dated July 22, 2005*

         (a)(4)   Form of Letter to Unit holders dated August 12, 2005

         (b)- (h) Not applicable.

     * Previously filed and incorporated by reference from the Schedule TO filed with the SEC by the Purchasers on July 22, 2005.

                                Exhibit (a)(4)

August 12, 2005

SUBJECT: HIGHER OFFER TO PURCHASE UNITS at $23.00 per Unit, at least $2 per Unit more than the Proposed Sale!

Dear Unit Holder:

As described in the Offer to Purchase  and related  Letters of  Transmittal
(the "Offer") that we sent you a few weeks ago, we are offering to purchase up to 1,540,000 Units or 100% of the outstanding limited partnership interests (the "Units") in MERIDIAN HEALTHCARE GROWTH & INCOME FUND, L.P. (the "Partnership") at a purchase price equal to:

            $23 per Unit--at least a $2 PREMIUM to the proposed Sale!

We are extending the Offer for an additional  week, until August 26, 2005.
In addition, we are taking this opportunity to respond to the General Partner's "neutral" stance with respect to our Offer.

       o The General Partner acknowledges that our Offer "represents a premium of approximately $2 per Unit above the approximately $21 per Unit the Fund expects will be available for distribution" upon Formation Sale.

       o The General Partner stated that it believed that there was uncertainty regarding the consummation of our Offer, but gave no reasons for this belief. In fact, we offered to change some of the conditions to our Offer if the General Partner would agree to recommend to you that you tender your Units, but the General Partner refused to do so.

       o The General Partner agreed in the contract to sell the Facilities to recommend the Sale, so there is a conflict between the General
          Partner's obligation under that agreement and the General Partner's fiduciary duty to you to recommend what's best for you.

       o Although the General Partner states that it is possible that neither the Formation Contract nor our Offer will be consummated, we believe that to be highly unlikely. But in any event, if we are right about the value of the Facilities, there is only upside potential for you! As we stated in our proxy statement, Senior Living Investment Brokerage, Inc. believes that the facilities are worth between $62,300,000 and $68,500,000, or approximately 24% to 37% more than the Formation offer of $50,000,000!(a)

       o The General Partner points to the fact that there is no public information regarding our ability to fund this Offer. We believe this is misleading because it fails to mention that we have represented to both you and the U.S. Securities and Exchange Commission that we have adequate funds to consummate the Offer.

       o This Offer is conditioned upon Formation Capital deal failing to get approval, so if you want to sell your Units, you should also send in a "DOES NOT CONSENT" form to the General Partner or grant us a proxy to do so on your behalf. Please note that while it is NOT a condition to our accepting your Units that you submit a proxy or a "Does not Consent" form, failure to do so reduces the likelihood that the condition that the consent fail will be satisfied.

After carefully reading the Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax a duly completed and executed copy of the Letter of Transmittal (printed on pink paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                        MacKenzie Patterson Fuller, Inc.
                               1640 School Street
                            Moraga, California 94556
                            Facsimile: (925) 631-9119

If you are going to tender your Units and grant us a proxy, please review our proxy materials and the consent solicitation sent by the Partnership and consider our position. If you have already granted us a proxy, or submitted a "Does not Consent" form to the General Partner, or if you have not voted (which counts as a "no" vote), you do not need to take any further action. Further, we want to clarify that we are making this Offer at the same time as we are soliciting proxies to vote down the proposed Sale. Thus, while we are making this Offer with the intent to profit, we also hope that our Offer will help prevent the Sale from closing. If our Offer is successful, we may obtain a majority ownership in the Partnership, but we have no plan with respect to liquidation of the Partnership. We may attempt to persuade the General Partners to market the Facilities for sale. We may, at some point, explore the option of taking over the role of General Partner if we are unhappy with the General Partners' performance, but there are restrictions in the Partnership Agreement that may prevent us from doing so (replacement of a General Partner requires the other General Partner's consent and limited partner approval). Also, please note that in our discussion of the Federal Income Tax Consequences section of our Offer, we assume that the Partnership will be treated as a partnership for tax purposes; we cannot assure you that it will not be treated as a publicly traded partnership because the IRS could determine that the Units are readily traded on a secondary market by virtue of the fact that there have been some tender offers and auction trades of Units, however unlikely and inconsistent with the Code that would be.

If you have any questions or need assistance, please call the Depository at 800-854-8357.

This Offer expires (unless extended) August 26, 2005.


--------------------------------------------

(a) Senior Living Investment Brokerage, Inc. Report

Brief Description of Qualifications: The principals at Senior Living Investment Brokerage, Inc. ("Senior Living") have the knowledge and expertise to value and market the Facilities. Senior Living has sold over 400 senior housing facilities and has over $300 million in transactional experience. Representing sellers of long-term care facilities is all it does. Its principals have a combined experience of over 62 years in financing, developing, selling, acquiring, brokering, appraising, and managing commercial real estate.

Method of Selection: One of our affiliated companies owns a nursing home in Kansas that Senior Living is currently marketing for sale. Senior Living has also consulted with us in the past about possible refinancing opportunities for two of our affiliates' nursing facilities. We asked Senior Living if it would be willing to analyze the Facilities and prepare a proposal as if it were being considered to market the Facilities for sale. We selected this brokerage firm because of the pre-existing relationship our principals have with the firm, and because we believe the firm is extremely well-qualified to determine the value of the Facilities given its expertise and experience.

Relationship and Compensation to be Received: The only relationship between Senior Living and us is the Listing Agreement between Senior Living and our affiliate to sell a skilled nursing facility owned by that affiliate in Kansas. Pursuant to that Listing Agreement, Senior Living will be paid a customary brokerage commission. No compensation was paid or will be paid to Senior Living for the analysis it performed on the value of the Facilities.

Summary of Report:
We requested Senior Living to prepare a marketing proposal for the Facilities, as if it were being considered to be the broker for the sale of the Facilities (of course, this was hypothetical because we do not control who would be retained to market and sell the Facilities if the Partnership decided to market them because we are not the General Partners). Senior Living determined the two most common variables used when pricing Skilled Nursing Facilities: the Income Approach (or Capitalization Rates and Gross Income Multiple) and Sold Comparables. Senior Living relied on information disclosed in Partnership's Form 10-K for the fiscal year ended December 31, 2004. In order to determine a value based upon capitalization rates, it had to choose an appropriate rate (the Income Approach determines value by dividing net operating income by the chosen capitalization rate). It reviewed three sources, National Investment Center, The Senior Care Investment Report, and Senior Housing Investment Survey to determine the range of recent capitalization rates for similar properties. Given the stability of the Facilities' performance, as well as other positive characteristics, Senior Living believes an 11.0% to 11.5% capitalization rate is an appropriate range for valuation purposes. Applying these capitalization rates to the Facilities' performance yields a value of between $65,500,000 and $68,500,000.

Using the Gross Income Multiple ("GIM") analysis, Senior Living looked to the average GIM for skilled nursing facilities in 2004 and 2003, 0.73, according to the Senior Care Acquisition Report. It increased the GIM by 0.22 for the sale of the Facilities because of the increased economies of scale offered in a portfolio sale of multiple properties. Thus, it used a GIM of 0.95. The GIM is the sale price divided by the gross revenue. Thus, using a GIM of 0.95 yields a probable sale price of approximately $62,300,000 based upon 2004 revenue, as disclosed by the Partnership.

Senior Living also looked at several comparable sales of skilled nursing facilities in comparable markets to determine a value for the Facilities. It did so by calculating the sale price "per bed" and multiplying by the number of beds in the Facilities. Analyzing the comparable sales and adjusting for the attributes of the Facilities, Senior Living determined that at least $60,000 per bed was appropriate, yielding a $66,200,000 value for the Facilities. Senior Living concluded, based upon the information available and the above analysis, that it would ask $70,000,000 for the Facilities were it the brokerage firm hired to sell the Facilities.